Exhibit 99.1

FOR IMMEDIATE RELEASE Teton Energy Corporation 600 17th Street, Suite 1600 North Denver, CO 80202-4444

Company contact:
Jonathan Bloomfield
Executive Vice President and CFO
(303) 565-4600
jbloomfield@teton-energy.com
www.teton-energy.com

Teton Energy Corporation Receives
NASDAQ Notification Related to Minimum Bid Price

Given 180 Days to Regain Compliance

DENVER, September 21, 2009 /PRNewswire / -- Teton Energy Corporation (“Teton”) (Nasdaq: TEC) today announced that it received written notice from the Listing Qualifications department of The NASDAQ Stock Market on September 16, 2009 indicating that Teton is not in compliance with the $1.00 minimum bid price requirement for continued listing set forth in NASDAQ Marketplace Rule 5550(a)(2) because its common stock had closed below $1.00 per share for 30 consecutive business days.

The notice indicated that, in accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), Teton will be provided a grace period of 180 calendar days (until March 15, 2010) to regain compliance.  If, at any time during this grace period the bid price of Teton’s common stock closes at $1.00 per share or more for a minimum of ten consecutive business days, NASDAQ Staff will provide Teton with written notification that it has achieved compliance with Rule 5550(a)(2), and the matter will be closed.

If Teton does not regain compliance with Rule 5550(a)(2) prior to March 15, 2010, NASDAQ Staff will provide Teton with written notification that its securities are subject to delisting from The NASDAQ Capital Market. At that time, Teton may appeal the delisting determination to a Hearing Panel.

Alternatively, if Teton fails to regain compliance with Rule 5550(a)(2) prior to March 15, 2010, but meets all of the other applicable standards for initial listing on the NASDAQ Capital Market, with the exception of the minimum bid price, then Teton will have an additional 180 calendar days to regain compliance with Rule 5550(a)(2).

Company Description: Teton Energy Corporation is an independent oil and gas exploration and production company focused on the acquisition, exploration and development of North American properties. The Company's current operations are concentrated in the prolific Rocky Mountain and Mid-continent regions of the U.S. Teton has leasehold interests in the Central Kansas Uplift, eastern Denver-Julesburg Basin in Colorado and the Big Horn Basin in Wyoming. Teton is headquartered in Denver, Colorado. For more information about Teton, please visit the Company's website at www.teton-energy.com.

Forward-Looking Statements: This news release contains certain forward-looking statements, including declarations regarding Teton's and its subsidiaries' expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton's management as at the date hereof and actual results may vary based upon future events, both within and without the control of Teton's management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on Teton and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations, and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission. Reserve estimates are also subject to numerous uncertainties inherent in the estimation of quantities of proved and probable reserves, the projection of future rates of production and the timing of development expenditures. The accuracy of these estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Reserve estimates are imprecise and should be expected to change as additional information becomes available. Estimates of economically recoverable reserves and of future net cash flows prepared by different engineers or by the same engineers at different times may vary substantially. Results of subsequent drilling, testing and production may cause either upward or downward revisions of previous estimates. In addition, the estimates of future net revenues from proved reserves and the present value of those reserves are based upon certain assumptions about production levels, prices and costs, which may not be correct. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. More information about potential factors that could affect the Company's operating and financial results are included in Teton's Annual Report on Form 10-K for the year ended December 31, 2008. Teton's disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton's website at www.teton-energy.com. Copies are available without charge upon request from the Company.

SOURCE Teton Energy Corporation

Web Site: http://www.teton-energy.com